Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

MINNEAPOLIS, May 19, 2010 — Target Corporation (NYSE:TGT) today reported net earnings of $671 million for the quarter ended May 1, 2010, compared with $522 million in the quarter ended May 2, 2009. Earnings per share in the first quarter increased 30 percent to 90 cents from 69 cents in the same period a year ago. This was the highest EPS from continuing operations in Target’s history, excluding holiday-driven fourth quarter results. All earnings per share figures refer to diluted earnings per share.

“We’re very pleased with our first quarter financial results, which were the result of disciplined execution by our teams in a stronger-than-expected economic environment,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “Our retail segment delivered results well above our expectations, as sales of higher margin discretionary items were particularly strong, especially in apparel. Profitability in our credit card segment was also well above expectations, as declining risk levels led to a sharp reduction in bad debt expense compared with a year ago. Going forward, we will continue our relentless focus on delighting our guests by delivering the right fashion, great quality at low prices, and a superior guest experience in our stores and online.”

Retail Segment Results

Sales increased 5.5 percent in the first quarter to $15.2 billion in 2010 from $14.4 billion in 2009, due to a 2.8 percent increase in comparable-store sales and the contribution from new stores. Retail segment earnings before interest expense and income taxes (EBIT) were $1,108 million in the first quarter of 2010, an increase of 15.2 percent from $962 million in 2009.

First quarter gross margin rate was 31.3 percent, up from 30.8 percent in 2009, due to gross margin rate improvements within categories. The impact of sales mix on gross margin rate was essentially neutral, as sales increased at a similar pace in both higher-margin and lower-margin categories.

First quarter selling, general and administrative (SG&A) expense rate was 20.6 percent, down from 20.9 percent in 2009. This improvement was driven by continued strong productivity improvements in our stores, combined with disciplined expense control throughout the company.

Credit Card Segment Results

First quarter segment profit increased 188 percent to $111 million from $39 million a year ago, as bad debt expense declined 33 percent from $296 million in first quarter 2009 to $197 million this year.

First quarter average receivables decreased 13.2 percent to $7.5 billion in 2010 from $8.7 billion in 2009. Average receivables directly funded by Target declined 26 percent in the first quarter to $2.4 billion from $3.2 billion in 2009.

Annualized segment pre-tax return on invested capital was 18.8 percent in the first quarter 2010, compared with 4.8 percent a year ago.

—more —

Interest Expense and Taxes

Net interest expense for the quarter decreased $15 million from first quarter 2009, driven by lower average debt balances partially offset by a higher average portfolio interest rate.

The company’s effective income tax rate for the first quarter was 36.4 percent in 2010, down from 36.7 percent in 2009.

Share Repurchase

In the first quarter, under the share repurchase program originally announced in November 2007 and resumed in January 2010, the company repurchased 7.5 million shares of its common stock at an average price of $52.27, for a total investment of $394 million.

Program-to-date through the end of the first quarter, the company has acquired 111 million shares of its common stock at an average price per share of $51.42, reflecting a total investment of $5.7 billion.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “events + presentations” and then “archives + webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 21, 2010. The replay number is (800) 642-1687 (passcode: 49641294).

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary credit card products. The company currently operates 1,740 Target stores in 49 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

Contacts: John Hulbert (Investors)	Eric Hausman (Financial Media)
(612) 761-6627	(612) 761-2054

2

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
	May 1,	May 2,
(millions, except per share data)	2010	2009	Change
	(unaudited)	(unaudited)
Sales	$15,158	$14,361	5.5%
Credit card revenues	435	472	(7.9)
Total revenues	15,593	14,833	5.1
Cost of sales	10,412	9,936	4.8
Selling, general and administrative expenses	3,143	3,015	4.2
Credit card expenses	280	384	(27.0)
Depreciation and amortization	516	472	9.3
Earnings before interest expense and income taxes	1,242	1,026	21.0
Net interest expense
Nonrecourse debt collateralized by credit card receivables	23	26	(12.6)
Other interest expense	165	177	(7.0)
Interest income	(1)	(1)	(54.2)
Net interest expense	187	202	(7.4)
Earnings before income taxes	1,055	824	28.0
Provision for income taxes	384	302	26.9
Net earnings	$671	$522	28.6%
Basic earnings per share	$0.91	$0.69	30.7%
Diluted earnings per share	$0.90	$0.69	29.8%
Weighted average common shares outstanding
Basic	739.9	752.2
Diluted	745.7	753.0

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	May 1,	Jan. 30,	May 2,
(millions)	2010	2010	2009
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including marketable securities of $1,015, $1,617 and $849	$1,578	$2,200	$1,371
Credit card receivables, net of allowance of $930, $1,016 and $1,005	6,330	6,966	7,452
Inventory	7,249	7,179	6,993
Other current assets	2,065	2,079	1,735
Total current assets	17,222	18,424	17,551
Property and equipment
Land	5,803	5,793	5,775
Buildings and improvements	22,332	22,152	20,994
Fixtures and equipment	4,597	4,743	4,295
Computer hardware and software	2,428	2,575	2,504
Construction-in-progress	497	502	1,427
Accumulated depreciation	(10,445)	(10,485)	(9,195)
Property and equipment, net	25,212	25,280	25,800
Other noncurrent assets	889	829	861
Total assets	$43,323	$44,533	$44,212
Liabilities and shareholders’ investment
Accounts payable	$6,150	$6,511	$6,004
Accrued and other current liabilities	3,183	3,120	2,990
Unsecured debt and other borrowings	797	796	1,255
Nonrecourse debt collateralized by credit card receivables	67	900	—
Total current liabilities	10,197	11,327	10,249
Unsecured debt and other borrowings	10,642	10,643	12,012
Nonrecourse debt collateralized by credit card receivables	4,152	4,475	5,502
Deferred income taxes	916	835	487
Other noncurrent liabilities	1,819	1,906	1,843
Total noncurrent liabilities	17,529	17,859	19,844
Shareholders’ investment
Common stock	62	62	63
Additional paid-in-capital	3,010	2,919	2,788
Retained earnings	13,098	12,947	11,821
Accumulated other comprehensive loss	(573)	(581)	(553)
Total shareholders’ investment	15,597	15,347	14,119
Total liabilities and shareholders’ investment	$43,323	$44,533	$44,212
Common shares outstanding	738.9	744.6	752.0

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
	May 1,	May 2,
(millions)	2010	2009
	(unaudited)	(unaudited)
Operating activities
Net earnings	$671	$522
Reconciliation to cash flow
Depreciation and amortization	516	472
Share-based compensation expense	25	24
Deferred income taxes	109	69
Bad debt expense	197	296
Loss/impairment of property and equipment, net	8	18
Other non-cash items affecting earnings	22	10
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	201	160
Inventory	(70)	(288)
Other current assets	(94)	27
Other noncurrent assets	(38)	—
Accounts payable	(361)	(333)
Accrued and other current liabilities	63	113
Other noncurrent liabilities	(91)	(91)
Cash flow provided by operations	1,158	999
Investing activities
Expenditures for property and equipment	(407)	(540)
Proceeds from disposal of property and equipment	12	6
Change in accounts receivable originated at third parties	238	175
Other investments	(18)	(13)
Cash flow required for investing activities	(175)	(372)
Financing activities
Reductions of long-term debt	(1,170)	(1)
Dividends paid	(126)	(121)
Repurchase of stock	(378)	—
Stock option exercises and related tax benefit	69	2
Cash flow required for financing activities	(1,605)	(120)
Net increase/(decrease) in cash and cash equivalents	(622)	507
Cash and cash equivalents at beginning of period	2,200	864
Cash and cash equivalents at end of period	$1,578	$1,371

Subject to reclassification

TARGET CORPORATION

Retail Segment

Retail Segment Results

	Three Months Ended
	May 1,	May 2,
(millions) (unaudited)	2010	2009	Change
Sales	$15,158	$14,361	5.5%
Cost of sales	10,412	9,936	4.8
Gross margin	4,746	4,425	7.3
SG&A expenses(a)	3,126	2,995	4.4
EBITDA	1,620	1,430	13.3
Depreciation and amortization	512	468	9.4
EBIT	$1,108	$962	15.2%

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

(a) New account and loyalty rewards redeemed by our guests reduce reported sales. Our Retail Segment charges these discounts to our Credit Card Segment, and the reimbursements of $17 million for the three months ended May 1, 2010 and $20 million for the three months ended May 2, 2009 are recorded as a reduction to SG&A expenses within the Retail Segment.

Retail Segment Rate Analysis

	Three Months Ended
	May 1,	May 2,
(unaudited)	2010	2009
Gross margin rate	31.3%	30.8%
SG&A expense rate	20.6%	20.9%
EBITDA margin rate	10.7%	10.0%
Depreciation and amortization expense rate	3.4%	3.3%
EBIT margin rate	7.3%	6.7%

Retail Segment rate analysis metrics are computed by dividing the applicable amount by sales.

Comparable-Store Sales

	Three Months Ended
	May 1,	May 2,
(unaudited)	2010	2009
Comparable-store sales	2.8%	(3.7)%
Drivers of changes in comparable-store sales:
Number of transactions	2.2%	(1.3)%
Average transaction amount	0.7%	(2.4)%
Units per transaction	1.3%	(3.2)%
Selling price per unit	(0.7)%	0.8%

The comparable-store sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior year periods of equivalent length.

Number of Stores and Retail Square Feet

	Number of Stores			Retail Square Feet(a)
	May 1,	Jan. 30,	May 2,	May 1,	Jan. 30,	May 2,
(unaudited)	2010	2010	2009	2010	2010	2009
Target general merchandise stores	1,489	1,489	1,453	187,449	187,449	182,087
SuperTarget stores	251	251	245	44,492	44,492	43,385
Total	1,740	1,740	1,698	231,941	231,941	225,472

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Credit Card Segment

Credit Card Segment Results

	Three Months Ended		Three Months Ended
	May 1, 2010		May 2, 2009
	Amount	Annualized	Amount	Annualized
(unaudited)	(in millions)	Rate(d)	(in millions)	Rate(d)
Finance charge revenue	$350	18.5%	$355	16.3%
Late fees and other revenue	59	3.1	87	4.0
Third party merchant fees	26	1.4	30	1.4
Total revenues	435	23.0	472	21.7
Bad debt expense	197	10.5	296	13.6
Operations and marketing expenses(a)	100	5.3	107	4.9
Depreciation and amortization	4	0.2	4	0.2
Total expenses	301	16.0	407	18.7
EBIT	134	7.1	65	3.0
Interest expense on nonrecourse debt collateralized by credit card receivables	23		26
Segment profit	$111		$39
Average receivables funded by Target(b)	$2,361		$3,200
Segment pretax ROIC(c)	18.8%		4.8%

(a) New account and loyalty rewards redeemed by our guests reduce reported sales. Our Retail Segment charges the cost of these discounts to our Credit Card Segment, and the reimbursements of $17 million for the three months ended May 1, 2010 and $20 million for the three months ended May 2, 2009 are recorded as an increase to Operations and Marketing expenses within the Credit Card Segment.

(b) Amounts represent the portion of average credit card receivables funded by Target. These amounts exclude $5,186 million for the three months ended May 1, 2010 and $5,496 million for the three months ended May 2, 2009 of receivables funded by nonrecourse debt collateralized by credit card receivables.

(c) ROIC is return on invested capital, and this rate equals our segment profit divided by average receivables funded by Target, expressed as an annualized rate.

(d) As an annualized percentage of average receivables.

Spread Analysis - Total Portfolio

	Three Months Ended			Three Months Ended
	May 1, 2010			May 2, 2009
	Yield			Yield
	Amount	Annualized		Amount	Annualized
(unaudited)	(in millions)	Rate		(in millions)	Rate
EBIT	$134	7.1	%(c)	$65	3.0	%(c)
LIBOR(a)		0.2%			0.5%
Spread to LIBOR(b)	$129	6.9	%(c)	$54	2.5	%(c)

(a) Balance-weighted one-month LIBOR.

(b) Spread to LIBOR is a metric used to analyze the performance of our total credit card portfolio because the vast majority of our portfolio earned finance charge revenue at rates tied to the Prime Rate, and the interest rate on all nonrecourse debt securitized by credit card receivables is tied to LIBOR.

(c) As a percentage of average receivables.

Receivables Rollforward Analysis

	Three Months Ended
	May 1,	May 2,
(millions) (unaudited)	2010	2009	Change
Beginning receivables	$7,982	$9,094	(12.2)%
Charges at Target	719	804	(10.6)
Charges at third parties	1,426	1,664	(14.3)
Payments	(2,989)	(3,261)	(8.3)
Other	122	156	(21.9)
Period-end receivables	$7,260	$8,457	(14.2)%
Average receivables	$7,547	$8,697	(13.2)%
Accounts with three or more payments (60+ days) past due as a percentage of period-end receivables	5.3%	6.1%
Accounts with four or more payments (90+ days) past due as a percentage of period-end receivables	3.8%	4.4%
Credit card penetration(a)	4.7%	5.6%

(a) Represents charges at Target (including sales taxes and gift cards) divided by sales (which excludes sales taxes and gift cards).

Allowance for Doubtful Accounts

	Three Months Ended
	May 1,	May 2,
(millions) (unaudited)	2010	2009	Change
Allowance at beginning of period	$1,016	$1,010	0.6%
Bad debt provision	197	296	(33.4)
Net write-offs(a)	(283)	(301)	(6.0)
Allowance at end of period	$930	$1,005	(7.5)%
As a percentage of period-end receivables	12.8%	11.9%
Net write-offs as a percentage of average receivables (annualized)	15.0%	13.9%

(a) Net write-offs include the principal amount of losses (excluding most accrued and unpaid finance charges) less current period principal recoveries.

Subject to reclassification